THE SCOTT LAW FIRM, P.A.
                      940 Northeast 79th Street, Suite A
                               Miami, FL  33138

                                (305) 754-3603
                           Facsimile (305) 754-2668
                             wscott@wscottlaw.com


                                                      May 13, 2005

To:  The Board Of Directors
Triview Capital Management, Inc.
5914 N. 300 West
Fremont, IN  46737

Dear Board of Directors,

We have acted as your counsel in connection with the organization of Triview Global Fund, LLC, a Delaware limited liability company (the "Company"), wherein your firm serves as the managing member and the preparation of a Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of $50,000,000 of units of membership interest of the Company (the "Units").

For purposes of rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostat copies, the authenticity of the originals of such copies. We also assume that no purchaser of Units will participate in the management of the Company. Based upon the foregoing and our familiarity with the organization of the Company, we are of the opinion that:

1. The Units to be offered for sale as described in the Registration Statement, when sold in the manner and under the conditions set forth therein, are duly authorized by the Company to be issued and will evidence an interest in the Company as provided in the LLC Operating Agreement and when issued pursuant to those terms will be fully paid and non-assessable.

2. The Units, when issued as described in the Registration Statement, will be legally issued.

3. Upon the purchase, the investors in the Units will become owners of the Company prorate with the holders of all other issued and outstanding Units of the Company and the investors liability for the losses and obligations of the Company will be limited to their investment and accumulated profits, if any, in the Fund and to the extent provided by the Delaware LLC Act and the LLC Operating Agreement and subject only to repayment of distributions that were distributed to such unit holder in excess of their prorate interest in the Company or otherwise wrongfully and as provided by the Federal Bankruptcy laws in the event of the filing for bankruptcy by the Company.

The opinion does not extend or opine upon the legality of the sale of Units pursuant to Federal or state securities laws applicable to the offer and sale of securities.

We have relied upon our interpretation of Delaware General Corporation Law and LLC Act.

We hereby consent to the filing of this opinion as an Exhibit to the Form S-1 Registration Statement filed by the Managing Member on behalf of Triview Global Fund, LLC with the U. S. Securities and Exchange Commission and the states to be selected by your firm where the Units will be offered for sale and to all references to the legality of the Units referred to in the Form S-1 attributed to our firm.

                                                Very truly yours,

                                                The Scott Law Firm, P.A.


                                                /s/ William S. Scott
                                                William S. Scott
                                                For the Firm
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